Exhibit 10.2

This Instrument was Prepared by:

James D. Salter, Esquire

Salter, Feiber, Murphy,

Hutson & Menet, P.A.

P. O. Box 357399

Gainesville, FL 32635-7399

MORTGAGE AND SECURITY AGREEMENT

MORTGAGE AND SECURITY AGREEMENT dated October 18, 2005, (together with any amendments or modifications hereto in effect from time to time, the “Mortgage”), between EXACTECH, INC., a Florida corporation , 2320 NW 66th Court (“Mortgagor”) and SUNTRUST BANK, having an office at 5080 W. Newberry Road, Gainesville, Florida, 32607 (“Mortgagee”).

WITNESSETH:

WHEREAS, Mortgagor is indebted to Mortgagee in the principal sum of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00) (the “Loan”), together with interest thereon, as evidenced by a Promissory Note of even date herewith, one in that amount (the “Note”); and

WHEREAS, Mortgagor is the owner of fee simple title to those certain tracts of land located in Alachua County, State of Florida, as more particularly described in Schedule “A” attached hereto and made a part hereof (the “Real Estate”); and

WHEREAS, to induce Mortgagee to make the Loan and to secure payment of the Note and the other obligations described below, Mortgagor has agreed to execute and deliver this Mortgage.

GRANTING CLAUSES

NOW, THEREFORE, to secure to Mortgagee (i) the repayment of all sums due under this Mortgage, the Note (and all extensions, renewals, replacements and amendments thereof) and the other Loan Documents (as such term is defined in the Note, the “Loan Documents”); (ii) the performance of all terms, conditions and covenants set forth in the Loan Documents; (iii) the repayment of all sums due or that may become due under or in connection with any present or future swap agreements (as defined in 11 U.S.C. § 101) between Mortgagor and Mortgagee; (iv) the repayment of all reimbursement obligations due or that may become due under or in connection with any present or future letters of credit issued by Mortgagee for the account of Mortgagor; and (v) all other obligations or indebtedness of Mortgagor to Mortgagee of whatever kind or character and whenever borrowed or incurred, including without limitation, principal, interest, fees, late charges and expenses, including attorneys’ fees (subsection (i), (ii), (iii), (iv) and (v) collectively, the “Liabilities”), Mortgagor has mortgaged, granted and conveyed and by these presents DOES HEREBY MORTGAGE, GRANT AND CONVEY TO MORTGAGEE, ITS SUCCESSORS AND ASSIGNS, all of Mortgagor’s right, title and interest now owned or hereafter acquired in and to each of the following (collectively, the “Property”):

(A) The Real Estate;

(B) Any and all buildings and improvements hereafter erected on, under or over the Real Estate (the “Improvements”);

(C) Any and all fixtures, machinery, equipment and other articles of real, personal or mixed property, belonging to Mortgagor, at any time hereafter installed in, attached to or situated in or upon and which pertain to or to be used with the Real Estate, or the buildings and improvements hereafter erected thereon, or in the operation of the buildings and improvements, plant, business or dwelling situate thereon, whether or not such real, personal or mixed property is or shall be affixed thereto, and all replacements, substitutions and proceeds of the foregoing (all of the foregoing herein called the “Service Equipment”), including without limitation: (i) all appliances, floor, wall and window coverings; all office, restaurant, bar, kitchen and laundry fixtures, appliances and equipment; all storm and screen windows, shutters, doors, decorations, awnings, shades, blinds, signs, trees, shrubbery and other plantings; (ii) all building service fixtures, machinery and equipment of any kind whatsoever; all lighting, heating, ventilating, air conditioning, refrigerating, sprinkling, plumbing, security, irrigating, cleaning, incinerating, waste disposal, communications, alarm, fire prevention and extinguishing systems, fixtures, apparatus, machinery and equipment; all elevators, escalators, lifts, cranes, hoists and platforms; all pipes, conduits, pumps, boilers, tanks, motors, engines, furnaces and compressors; all dynamos, transformers and generators; (iii) all building materials, building machinery and building equipment delivered on site to the Real Estate during the course of, or in connection with any construction or repair or renovation of the buildings and improvements; (iv) all parts, fittings, accessories, accessions, substitutions and replacements therefor and thereof; and (v) all files, books, ledgers, reports and records relating to any of the foregoing;

(D) Any and all leases, subleases, tenancies, licenses, occupancy agreements or agreements to lease all or any portion of the Real Estate, Improvements, Service Equipment or all or any other portion of the Property and all extensions, renewals, amendments, modifications and replacements thereof, and any options, rights of first refusal or guarantees relating thereto (collectively, the “Leases”); all rents, income, receipts, revenues, security deposits, escrow accounts, reserves, issues, profits, awards and payments of any kind payable under the Leases or otherwise arising from the Real Estate, Improvements, Service Equipment or all or any other portion of the Property including, without limitation, minimum rents, additional rents, percentage rents, parking, maintenance and deficiency rents (collectively, the “Rents”); all of the following personal property (collectively referred to as the “Contracts”): all accounts, general intangibles and contract rights (including any right to payment thereunder, whether or not earned by performance) of any nature relating to the Real Estate, Improvements, Service Equipment or all or any other portion of the Property or the use, occupancy, maintenance, construction, repair or operation thereof; all management agreements, franchise agreements, utility agreements and deposits, building service contracts, maintenance contracts, construction contracts and architect’s agreements; all maps, plans, surveys and specifications; all warranties and guaranties; all permits, licenses and approvals; and all insurance policies, books of account and other documents, of whatever kind or character, relating to the use, construction upon, occupancy, leasing, sale or operation of the Real Estate, Improvements, Service Equipment or all or any other portion of the Property.

(E) Any and all estates, rights, tenements, hereditaments, privileges, easements, reversions, remainders and appurtenances of any kind benefitting or appurtenant to the Real Estate, Improvements or all or any other portion of the Property; all means of access to and from the Real Estate, Improvements or all or any other portion of the Property, whether public or private; all streets, alleys, passages, ways, water courses, water and mineral rights relating to the Real Estate, Improvements or all or any other portion of the Property; all rights of Mortgagor as declarant or unit owner under any declaration of condominium or association applicable to the Real Estate, Improvements or all or any other portion of the Property including, without limitation, all development rights and special declarant rights; and all other claims or demands of Mortgagor, either at law or in equity, in possession or expectancy of, in, or to the Real Estate, Improvements or all or any other portion of the Property (all of the foregoing described in this subsection E herein called the “Appurtenances”); and

(F) Any and all “proceeds” of any of the above-described Real Estate, Improvements, Service Equipment, Leases, Rents, Contracts and Appurtenances, which term “proceeds” shall have the meaning given to it in the Uniform Commercial Code, as amended, (the “Code”) of the State in which the Property is located (collectively, the “Proceeds”) and shall additionally include whatever is received upon the use, lease, sale, exchange, transfer, collection or other utilization or any disposition or conversion of any of the Real Estate, Improvements,

Service Equipment, Leases, Rents, Contracts and Appurtenances, voluntary or involuntary, whether cash or non-cash, including proceeds of insurance and condemnation awards, rental or lease payments, accounts, chattel paper, instruments, documents, contract rights and equipment.

TO HAVE AND TO HOLD the above granted and conveyed Property unto and to the proper use and benefit of Mortgagee, its successors and assigns, forever.

PROVIDED ALWAYS, and these presents are upon the express condition, that if (i) all the Liabilities, including without limitation, all termination payments and any other amounts due under or in connection with any swap agreements secured hereunder, are paid in full, (ii) each and every representation, warranty, agreement and covenant of this Mortgage and the other Loan Documents are complied with and abided by, and (iii) any swap agreements secured hereunder have matured or been terminated, then this Mortgage and the estate hereby created shall cease and be null and void and Mortgagee shall promptly execute and deliver all necessary documents or instruments to release or cancel the same of record.

The terms of the Loan Documents are hereby made a part of this Mortgage to the same extent and with the same effect as if fully set forth herein. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Loan Documents.

AND Mortgagor covenants and agrees with and represents to Mortgagee as follows:

1. FUTURE ADVANCES; PROTECTION OF PROPERTY. It is agreed that this Mortgage shall also secure such future or additional advances as may be made by the Mortgagee at its option to the Mortgagor, or its designated successors in title, for any purpose, provided that all those advances are to be made within twenty years from the date of this Mortgage, or within such lesser period of time as may be provided hereafter by law as a prerequisite for the sufficiency of actual notice or record notice of the optional future or additional advances as against the rights of creditors or subsequent purchasers for valuable consideration. The total amount of indebtedness secured by this Mortgage may decrease or increase from time to time, but the total unpaid balance so secured at any one time shall not exceed a maximum principal amount equal to twice the principal amount of the Note plus interest, and any disbursements made for the payment of taxes, levies or insurance on the Premises with interest on those disbursements. If, pursuant to Florida Statutes, Section 697.04, Mortgagor files a notice specifying the dollar limit beyond which future advances made pursuant to this Mortgage will not be secured by this Mortgage, then Mortgagor shall, within one day of filing such notice, notify Mortgagee and its counsel by certified mail pursuant to Section 10.1 of this Mortgage.

2. REPRESENTATIONS, WARRANTIES AND COVENANTS.

2.1. Payment and Performance. Mortgagor shall (a) pay to Mortgagee all sums required to be paid by Mortgagor under the Loan Documents, in accordance with their stated terms and conditions; (b) perform and comply with all terms, conditions and covenants set forth in each of the Loan Documents by which Mortgagor is bound; and (c) perform and comply with all of Mortgagor’s obligations and duties as landlord under any Leases.

2.2. Seisin and Warranty. Mortgagor hereby warrants that (a) Mortgagor is seized of an indefeasible estate in fee simple in, and warrants specially the title to, the Property; and (b) Mortgagor has the right, full power and lawful authority to mortgage, grant, convey and assign the same to Mortgagee in the manner and form set forth herein. Mortgagor hereby covenants that Mortgagor shall (a) preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against all lawful claims whatsoever; and (b) execute, acknowledge and deliver all such further documents or assurances as may at any time hereafter be reasonably required by Mortgagee to protect fully the lien of this Mortgage.

2.3. Insurance. (a) Mortgagor shall obtain and maintain at all times throughout the term of this Mortgage the following insurance: (i) comprehensive general public liability insurance covering all operations of Mortgagor; (ii) and as to any improvements that may be hereafter erected or installed, “All-Risk” fire and extended coverage hazard insurance (non-reporting Commercial Property Policy with Special Cause of Loss form) covering the Property in an aggregate amount not less than 100% of the agreed upon full insurable replacement value of the Property, including coverage for loss of rents or business interruption; (iii) during the course of any construction, reconstruction, remodeling or repair of any Improvements, builders’ all-risk extended coverage insurance (non-reporting Completed Value with Special Cause of Loss form) in amounts based upon the completed replacement value of the Improvements (excluding roads, foundations, parking areas, paths, walkways and like improvements) and endorsed to provide that occupancy by any person shall not void such coverage; (iv) if the Property is required to be insured pursuant to the National Flood Insurance Reform Act of 1994, and the regulations promulgated thereunder, flood insurance in an amount at least equal to the lesser of the agreed upon full insurable replacement value of the Property (less any value attributable to the Real Estate) or the maximum limit of coverage available; (v) insurance which complies with the workers’ compensation and employers’ liability laws of all states in which Mortgagor shall be required to maintain such insurance; and (vi) such other insurance as Mortgagee may reasonably require.

(b) Each insurance policy required under this Section shall: (i) be written by an insurance company authorized or licensed to do business in the state within which the Property is located having an Alfred M. Best Company, Inc. rating of “A-”) or higher and a financial size category of not less than IX: (ii) be for terms of at least one year, with premium prepaid; (iii) be subject to the reasonable approval of Mortgagee as to insurance companies, amounts, content, forms of policies and expiration dates; and (iv) name Mortgagee, its successors and assigns: (1) as an additional insured under all liability insurance policies, and (2) as the first mortgagee, under a standard non-contributory mortgagee clause, on all property insurance policies and all loss of rents or loss of business income insurance policies.

(c) Mortgagor further agrees that each insurance policy: (i) shall provide at least thirty (30) days’ prior written notice to Mortgagee prior to any policy reduction or cancellation for any reason; (ii) shall contain an endorsement or agreement by the insurer that any loss shall be payable to Mortgagee in accordance with the terms of such policy notwithstanding any act or negligence of Mortgagor which might otherwise result in forfeiture of such insurance; (iii) shall waive all rights of setoff, counterclaim, deduction or subrogation against Mortgagor; and (iv) shall exclude Mortgagee from the operation of any coinsurance clause.

(d) Notwithstanding the foregoing, in the event that Mortgagor fails to maintain insurance in accordance with this Section 2.3., and Mortgagee elects to obtain insurance to protect its interests hereunder, Mortgagee may obtain insurance in any amount and of any type Mortgagee deems reasonably appropriate to protect Mortgagee’s interest only and Mortgagee shall have no duty or obligation to Mortgagor to maintain insurance in any greater amount or of any other type for the benefit of Mortgagor. All insurance premiums incurred or paid by Mortgagee shall be at Mortgagor’s sole cost and expense in accordance with Section 1 hereof. Mortgagee’s election to obtain insurance shall not be deemed to waive any Event of Default (as hereinafter defined) hereunder.

2.4. Taxes and Other Charges. Mortgagor shall promptly pay and discharge all taxes, assessments, water and sewer rents, and other governmental charges imposed upon the Property prior to delinquency , but in no event after interest or penalties commence to accrue thereon or become a lien upon the Property. Notwithstanding the foregoing, Mortgagor shall have the right to contest, at its own expense, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity of such taxes, assessments, water and sewer rents, or other governmental charges, provided that: (a) Mortgagor has established on its books or by deposit of cash with Mortgagee, at the option of Mortgagee, a reserve for the payment thereof in such amount as Mortgagee may reasonably require; and (b) such contest operates to prevent collection, stay any proceedings which may be instituted to enforce payment of such item, and prevent a sale of the Property to pay such item. Mortgagor shall promptly provide to Mortgagee, upon request, copies of receipted tax bills, canceled checks or other evidence reasonably satisfactory to Mortgagee evidencing that such taxes, assessments, water and sewer rents, and other governmental charges have been timely paid. Mortgagor shall not claim or demand or be entitled to any credit on account of the Liabilities for any part of the taxes paid with respect to the Property or any part thereof and no deduction shall otherwise be made or claimed from the taxable value of the Property, or any part thereof, by reason of this Mortgage.

2.5. Escrows. In the event of a default hereunder beyond any applicable notice and cure period, and if required by Mortgagee, Mortgagor shall pay to Mortgagee at the time of each installment of principal and interest due under the Note, and commencing with the first payment due after the date of such request, a sum equal to (a) the amount of the next installment of taxes and assessments levied or assessed against the Property, and/or (b) the premiums which will next become due on the insurance policies required by this Mortgage, all in amounts as reasonably estimated by Mortgagee, less all sums already paid therefor or deposited with Mortgagee for the payment thereof, divided by the number of payments to become due before one (1) month prior to the date when such taxes and assessments and/or premiums, as applicable, will become due, such sums to be held by Mortgagee to pay the same when due. If such escrow funds are not sufficient to pay such taxes and assessments and/or insurance premiums, as applicable, as the same become due, Mortgagor shall pay to Mortgagee, upon request, such additional amounts as Mortgagee shall reasonably estimate to be sufficient to make up any deficiency. No amount paid to Mortgagee hereunder shall be deemed to be trust funds but may be commingled with general funds of Mortgagee and no interest shall be payable thereon. Upon the occurrence of an Event of Default, Mortgagee shall have the right, at its sole discretion, to apply any amounts so held against the Liabilities.

2.6. Transfer of Title. Without the prior written consent of Mortgagee in each instance, Mortgagor shall not cause or permit any transfer of the Property or any part thereof, whether voluntarily, involuntarily or by operation of law, nor shall Mortgagor enter into any agreement or transaction to transfer, or accomplish in form or substance a transfer, of the Property. A “transfer” of the Property includes: (a) the direct or indirect sale, transfer or conveyance of the Property or any portion thereof or interest therein; (b) the execution of an installment sale contract or similar instrument affecting all or any portion of the Property; (c) if Mortgagor, or any general partner or member of Mortgagor, is a corporation, partnership, limited liability company or other business entity, the transfer (whether in one transaction or a series of transactions) of a majority of any stock, partnership, limited liability company or other ownership interests in such corporation, partnership, limited liability company or entity; (d) if Mortgagor, or any general partner or member of Mortgagor, is a corporation, the creation or issuance of new stock by which an aggregate of more than 10% of such corporation’s stock shall be vested in a party or parties who are not now stockholders; and (e) an agreement by Mortgagor leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment o other transfer of or the grant of a security interest in and to any Leases.

2.7. No Encumbrances. Other than Permitted Liens as defined in the Loan Documents, Mortgagor shall not create or permit to exist any mortgage, pledge, lien, security interest (including, without limitation, a purchase money security interest), encumbrance, attachment, levy, distraint or other judicial process on or against the Property or any part thereof (including, without limitation, fixtures and other personalty), whether superior or inferior to the lien of this Mortgage, without the prior written consent of Mortgagee. If any lien or encumbrance is filed or entered without Mortgagor’s consent as provided herein, Mortgagor shall have it removed of record within thirty (30) days after it is filed or entered. This shall not prevent Mortgagor to contest, in good faith, any such lien, encumbrance, attachment or levy so long as no enforcement action has been commenced.

2.8. Removal of Fixtures. Mortgagor shall not remove or permit to be removed from the Property any fixtures presently or in the future owned by Mortgagor as the term “fixtures” is defined by the law of the state where the Property is located (unless such fixtures have been replaced with similar fixtures of equal or greater utility and value).

2.9. Maintenance and Repair; Alterations. (a) Mortgagor shall (i) abstain from and not permit the commission of waste in or about the Property; (ii) keep the Property, at Mortgagor’s own cost and expense, in good and substantial repair, working order and condition; (iii) make or cause to be made, as and when necessary, in Mortgagor’s reasonable judgment, all repairs and replacements, whether or not insurance proceeds are available therefor; and (iv) not remove, demolish, materially alter, discontinue the use of, permit to become vacant or deserted, or otherwise dispose of all or any part of the Property. All alterations, replacements, renewals or additions made pursuant hereto shall automatically become a part of the Property and shall be covered by the lien of this Mortgage.

(b) Mortgagee, and any persons authorized by Mortgagee, shall have the right, but not the obligation, to enter upon the Property at any reasonable time and upon reasonable prior notice to Mortgagor to inspect and photograph its condition and state of repair. In the event any such inspection reveals, in the reasonable discretion of Mortgagee, the necessity of any repair, alteration, replacement, clean-up or maintenance, Mortgagor shall, at the discretion of Mortgagee, either: (i) cause work to be effected as soon as reasonably practicable; or (ii) promptly establish an interest bearing reserve funds with Mortgagee in an amount reasonably determined by Mortgagee for the purpose of effecting such work.

2.10. Compliance with Applicable Laws. Mortgagor agrees to observe, conform and comply, and to cause its tenants to observe, conform and comply, in all material respects, with all federal, state, county, municipal and other governmental or quasi-governmental laws, rules, regulations, ordinances, codes, requirements, covenants, conditions, orders, licenses, permits, approvals and restrictions, including without limitation, Environmental Laws (as defined below) and the Americans with Disabilities Act of 1990 (collective, the “Legal Requirements”), now or hereafter affecting all or any part of the Property, its occupancy or the business or operations now or hereafter conducted thereon during the term of this Mortgage and the personalty contained therein, within such time as required by such Legal Requirements.

2.11. Damage, Destruction and Condemnation. (a) If all or any part of the Property shall be damaged or destroyed, or if title to or the temporary use of the whole or any part of the Property shall be taken or condemned by a competent authority for any public or quasi-public use or purpose, there shall be no abatement or reduction in the amounts payable by Mortgagor under the Loan Documents and Mortgagor shall continue to be obligated to make such payments.

(b) If all or any part of the Property is partially or totally damaged or destroyed, Mortgagor shall give prompt notice thereof to Mortgagee, and Mortgagee may make proof of loss if not made promptly by Mortgagor. Mortgagor hereby authorizes and directs any affected insurance company to make payment under such insurance, including return of unearned premiums, to Mortgagee instead of to Mortgagor. Mortgagor shall pay all costs of collection of insurance proceeds payable on account of such damage or destruction.

(c) Immediately upon obtaining knowledge of the institution of any proceeding for the condemnation of all or any part of the Property, Mortgagor shall give notice to Mortgagee. Mortgagor shall, at its sole cost and expense, diligently prosecute any such proceeding and shall consult with Mortgagee, its attorneys and experts, and shall cooperate with it in the defense of any such proceeding. Mortgagee may participate in any such proceeding and Mortgagor shall from time to time deliver to Mortgagee all instruments requested by it to permit such participation. Mortgagor shall not, without Mortgagee’s prior written consent, enter into any agreement (i) for the taking or conveyance in lieu thereof of all or any part of the Property, or (ii) to compromise, settle or adjust any such proceeding.

(d) With respect to any proceeds obtained or received pursuant to Section 2.11 (b) or Section 2.11(c) above, the Mortgagee and Mortgagor will apply any sums received by them first to the payment of all of their costs and expenses (including, but not limited to legal fees and disbursements) incurred in obtaining those sums, and then:

(i) if the Loan is not in default as of the date of the casualty loss to the Property or the date of the settlement of the insurance claim or condemnation award, whichever shall first occur, and the improvements as they existed prior to the casualty loss can be rebuilt or repaired under the then existing building and zoning ordinances, the balance of the insurance or condemnation award proceeds shall be retained by Mortgagee in a construction account for the benefit of the Mortgagor, which shall be disbursed by Mortgagee to or for the account of the Mortgagor, to either restore or repair the damaged or lost portion of the Property in substantially the same condition as it was prior to the casualty, casualty loss, or condemnation loss; or

(ii) if the Loan is in default as of the date of the casualty loss or the date of the settlement of the insurance claim or condemnation award, whichever shall first occur, or if the improvements as they existed prior to the casualty loss cannot be rebuilt under the then existing building and zoning ordinances, the balance of the insurance or condemnation proceeds, in Mortgagee’s discretion, may be applied to the payment of the indebtedness and obligations secured by the Mortgage. In such event, Mortgagor shall not be charged a “prepayment fee” provided for under any of the Loan Documents with respect to any portion of the principal balance of the Loan that is reduced by the application of insurance or condemnation proceeds under this provision

2.12. Required Notices. Mortgagor shall notify Mortgagee within five (5) business days of: (a) receipt of any notice from any governmental or quasi-governmental authority relating to the structure, use or occupancy of the Property or alleging a violation of any Legal Requirement; (b) a substantial change in the occupancy or use of all or any part of the Property; (c) receipt of any notice of default from the holder of any lien or security interest in all or any part of the Property; (d) commencement of any litigation materially affecting or potentially affecting the financial ability of Mortgagor or the value of the Property; (e) a pending or threatened condemnation of all or any part of the Property; (f) a fire or other casualty causing damage to all or any part of the Property; (g) receipt of any notice with regard to any Release of Hazardous Substances (as such terms are defined below) or any other environmental matter affecting the Property or Mortgagor’s interest therein; (h) receipt of any request for information, demand letter or notification of potential liability from any entity relating to potential responsibility for investigation or clean-up of Hazardous Substances on the Property; (i) receipt of any notice from any tenant of all or any part of the Property alleging a default, failure to perform or any right to terminate its lease or to set-off rents; or (j) receipt of any notice of the imposition of, or of threatened or actual execution on, any lien on or security interest in all or any part of the Property.

2.13. Books and Records; Inspection. Mortgagor shall keep and maintain (a) complete and accurate books and records, in accordance with generally accepted accounting principles consistently applied, reflecting all items of income and expense in connection with the operation of the Property, and (b) copies of all written contracts, leases and other agreements affecting the Property. Mortgagee or its designated representatives shall, upon reasonable prior notice to Mortgagor and only if accompanied by a designated representative of Borrower, have (a) the right of entry and free access to the Property during business hours (which may be without notice in any case of emergency) to inspect the Property, and (b) the right to examine and audit all books, contracts and records of Mortgagor relating to the Property.

2.14. Right to Reappraise. Mortgagee shall have the right to conduct or have conducted by an independent appraiser acceptable to Mortgagee but in no event more than once every twelve (12) months, appraisals of the Property in form and substance reasonably satisfactory to Mortgagee at the sole cost and expense of Mortgagor; provided, however, that Mortgagor shall not be obligated to bear the expense of such appraisals so long as (a) no Event of Default exists, and (b) such appraisals are not required by applicable law, rule or regulation of any governmental authority having jurisdiction over Mortgagee. The cost of such appraisals, if chargeable to Mortgagor as aforesaid, shall be added to the Liabilities and shall be secured by this Mortgage in accordance with the provisions of Section 1 hereof.

3. SECURITY AGREEMENT. This Mortgage constitutes a security agreement under the Code and shall be deemed to constitute a fixture financing statement. Mortgagor hereby grants to Mortgagee a security interest in the fixtures, machinery and equipment located in or on the Property, and all replacements, of substitutions for, and additions to, such property, and the proceeds thereof. Mortgagor shall, at Mortgagor’s own expense, execute, deliver, file and refile any financing or continuation statements or other security agreements Mortgagee may require from time to time to perfect, confirm or maintain the lien of this Mortgage with respect to such property. A photocopy of an executed financing statement shall be effective as an original. Without limiting the foregoing, Mortgagor hereby irrevocably appoints Mortgagee attorney-in-fact for Mortgagor to execute, deliver and file financing statement extensions for or on behalf of Mortgagor at Mortgagor’s expense, which appointment, being for security, is coupled with an interest and shall be irrevocable.

4. ASSIGNMENT OF LEASES.

4.1. Mortgagor hereby absolutely, presently and unconditionally conveys, transfers and assigns to Mortgagee all of Mortgagor’s right, title and interest, now existing or hereafter arising, in and to the Leases and Rents. Notwithstanding that this assignment is effective immediately, so long as no Event of Default exists, Mortgagor shall have the privilege under a revocable license granted hereby to operate and manage the Property and to collect, as they become due, but not more than thirty (30) days prior to accrual, the Rents. Mortgagor shall receive and hold such Rents in trust as a fund to be applied, and Mortgagor hereby covenants and agrees that such Rents shall be so applied, first to the operation, maintenance and repair of the Property and the payment of interest, principal and other sums becoming due under the Liabilities, before retaining and/or disbursing any part of the Rents for any other purpose. The license herein granted to Mortgagor shall automatically, without notice or any other action by Mortgagee, terminate upon the occurrence of an Event of Default provided the same continues beyond any applicable notice and cure period, and all Rents subsequently collected or received by Mortgagor shall be held in trust by Mortgagor for the sole and exclusive benefit of Mortgagee. Nothing contained in this Section 4.1, and no collection of Mortgagee of Rents, shall be construed as imposing on Mortgagee any of the obligations of the lessor under the Leases.

4.2. Mortgagor shall timely perform all of its obligations under the Leases. Mortgagor represents and warrants that: (a) Mortgagor has title to and full right to assign presently, absolutely and unconditionally the Leases and Rents; (b) no other assignment of any interest in any of the Leases or Rents has been made by Mortgagor; (c) there are no leases or agreements to lease all or any portion of the Property now in effect except the leases, true and complete copies of which have been furnished to Mortgagee, and no written or oral modifications have been made thereto; (d) to the best of Mortgagor’s knowledge, there is no existing default by Mortgagor or by any tenant under any of the Leases, nor has any event occurred which due to the passage of time, the giving or failure to give notice, or both, would constitute a default under any of the Leases and, to the best of Mortgagor’s knowledge, no tenant has any defenses, set-offs or counterclaims against Mortgagor; (e) the Leases are in full force and effect; and (f) Mortgagor has not accepted Rent under any Lease more than thirty (30) days in advance of its accrual, and payment thereof has not otherwise been forgiven, discounted or compromised.

4.3. Mortgagor shall not, without the prior written consent of Mortgagee which consent shall not be unreasonably withheld or delayed: (a) enter into any lease of all or any portion of the Property; (b) amend, modify, terminate or accept a surrender of any Lease; or (c) collect or accept rent from any tenant of the Property for a period of more than one month in advance. Any of the foregoing acts, if done without the prior written consent of Mortgagee in each instance, shall be null and void.

5. DECLARATION OF NO OFFSET. Mortgagor represents to Mortgagee that Mortgagor has no knowledge of any offsets, counterclaims or defenses to the Liabilities either at law or in equity. Mortgagor shall, within five (5) business days upon request in person or within seven (7) business days upon request by mail, furnish to Mortgagee or Mortgagee’s designee a written statement in form satisfactory to Mortgagee stating the amount due under the Liabilities and whether there are offsets or defenses against the same, and if so, the nature and extent thereof.

6. ENVIRONMENTAL MATTERS.

6.1. Definitions. As used herein, “Environmental Laws” shall mean all existing or future federal, state, and local statutes, ordinances, regulations, rules, executive orders, standards, and requirements, including the requirements imposed by common law, concerning or relating to industrial hygiene and the protection of health and the environment including but not limited to: (a) those relating to the generation, manufacture, storage, transportation, disposal, release, emission or discharge of Hazardous Substances (as hereinafter defined); (b) those in connection with the construction, fuel supply, power generation, and transmission, waste disposal or any other operations or processes relating to the Property; and (c) those relating to the atmosphere, soil, surface, and ground water, wetlands, stream sediments, and vegetation on, under, in or about the Property; but specifically excluding substances or materials used in the operation of Mortgagor’s business that are stored in quantities that do not trigger any reporting requirements to the applicable government authorities. Any terms mentioned herein which are defined in any Environmental Law shall have the meanings ascribed to such terms in said laws; provided, however, that if any of such laws are amended so as to broaden any term defined therein, such broader meaning shall apply subsequent to the effective date of such amendment.

6.2. Representations, Warranties, and Covenants. Mortgagor represents, warrants, covenants, and agrees, to the best of its knowledge in each instance, as follows:

(a) To the best of Mortgagor’s knowledge, neither Mortgagor nor the Property or any occupant thereof is in violation of or subject to any existing, pending or threatened investigation or inquiry by any governmental authority pertaining to any Environmental Law. Mortgagor shall not cause or permit the Property to be in violation of, or do anything which would subject the Property to any remedial obligations under, any Environmental Law, and shall promptly notify Mortgagee in writing of any existing, pending or threatened investigation or inquiry by any governmental authority in connection with any Environmental Law. In addition, Mortgagor shall provide Mortgagee with copies of any and all material written communications with any governmental authority in connection with any Environmental Law, concurrently with Mortgagor’s giving or receiving of same.

(b) Mortgagor has taken all steps necessary to determine and has determined that, except as may be disclosed in any environmental report (“Environmental Reports”) delivered to Mortgagee in connection with the Loan, there has been no release, spill, discharge, leak, disposal or emission (individually a “Release” and collectively, “Releases”) of any Hazardous Material, Hazardous Substance or Hazardous Waste, including gasoline, petroleum products, explosives, toxic substances, solid wastes, and radioactive materials, but excluding the Permitted Substances, as hereinafter defined, (collectively, “Hazardous Substances”) at, upon, under or within the Property. The use which Mortgagor or any other occupant of the Property makes or intends to make of the Property will not result in Release of any Hazardous Substances on or to the Property. During the term of this Mortgage, Mortgagor shall take all steps reasonably necessary to determine whether there has been a Release of any Hazardous Substances on or to the Property and if Mortgagor finds a Release has occurred, Mortgagor shall remove or remediate the same promptly upon discovery at its sole cost and expense.

(c) The Property has never been used by the present or previous owners and/or operators nor will be used in the future to refine, produce, store, handle, transfer, process, transport, generate, manufacture, heat, treat, recycle or dispose of Hazardous Substances in violation of applicable environmental laws.

(d) The Property: (i) is being and has been operated in material compliance with all Environmental Laws, and all permits required thereunder have been obtained and complied with in all respects; and (ii) does not have any Hazardous Substances present excepting (1) small quantities of petroleum and chemical products, in proper storage containers, that are necessary for the construction or operation of the commercial business of Mortgagor and its tenants, and the usual waste products therefrom and (2) any substance or materials disclosed in any of the Environmental Reports (“Permitted Substances”).

(e) Mortgagor will and will use commercially reasonable efforts to cause its tenants to operate the Property in material compliance with all Environmental Laws and, other than Permitted Substances, will not place or permit to be placed any Hazardous Substances on the Property.

(f) No lien has been attached to or threatened to be imposed upon the Property, and there is no basis for the imposition of any such lien, based on any governmental action under Environmental Laws. Neither Mortgagor nor any other person has been, is or will be involved in operations at the Property which could lead to the imposition of environmental liability on Mortgagor, or on any subsequent or former owner of the Property, or the creation of an environmental lien on the Property. In the event that any such lien is filed, Mortgagor shall, within thirty (30) days from the date that the Mortgagor is given notice of such lien (or within such shorter period of time as is appropriate in the event that steps have commenced to have the Property sold), either: (i) pay the claim and remove the lien from the Property; or (ii) furnish a cash deposit, bond or other security reasonably satisfactory in form and substance to Mortgagee in an amount sufficient to discharge the claim out of which the lien arises.

6.3. Right to Inspect and Cure. Mortgagee shall have the right to conduct or have conducted by its agents or contractors such environmental inspections, audits and tests as Mortgagee shall deem necessary or advisable from time to time (but in no event more than once very 24 months) at the sole cost and expense of Mortgagor; provided, however, that Mortgagor shall not be obligated to bear the expense of such environmental inspections, audits and tests so long as (a) no Event of Default exists, and (b) Mortgagee has no cause to believe in its sole reasonable judgment that there has been a Release or threatened Release of Hazardous Substances at the Property or that Mortgagor or the Property is in violation of any Environmental Law. The cost of such inspections, audits, and tests, if chargeable to Mortgagor as aforesaid, shall be added to the Liabilities and shall be secured by this Mortgage. Mortgagor shall, and shall cause each tenant of the Property to, cooperate with such inspection efforts; such cooperation shall include, without limitation, supplying all information requested concerning the operations conducted and Hazardous Substances located at the Property. In the event that Mortgagor fails to comply with any Environmental Law as set forth herein, Mortgagee may, in addition to any of its other remedies under this Mortgage, cause the Property to be in compliance with such laws and the cost of such compliance shall be added to the sums secured by this Mortgage in accordance with the provisions of Section 1 hereof.

7. EVENTS OF DEFAULT. Each of the following shall constitute a default (each, an “Event of Default”) hereunder:

7.1. Non-payment when due of any sum required to be paid to Mortgagee under any of the Loan Documents, including without limitation, principal, and interest and the continuance thereof for a period of ten (10) days thereafter;

7.2. A breach of any covenant contained in Sections 2.3., 2.4., 2.6., 2.7. or 2.12. hereof beyond any applicable notice and cure period;

7.3. A breach by Mortgagor of any other term, covenant, condition, obligation or agreement under this Mortgage, and the continuance of such breach for a period of thirty (30) days after written notice thereof shall have been given to Mortgagor, provided if such breach cannot be cured within such thirty (30) day period, Mortgagor shall be granted a reasonable extension so long as Mortgagor is diligently pursuing curative action;

7.4. An Event of Default under any of the other Loan Documents beyond any applicable notice and cure periods provided for therein;

7.5. Any representation or warranty made by Mortgagor or by any Guarantor in any Loan Document or to induce Mortgagee to enter into the transactions contemplated hereunder shall prove to be false, incorrect or misleading in any material respect as of the date when made;

7.6. The filing by or against Mortgagor or any Guarantor of a petition seeking relief, or the granting of relief, under the Federal bankruptcy Code or any similar federal or state statute and the same is not discharged within ninety (90) days thereafter; any assignment for the benefit of creditors made by Mortgagor or any Guarantor; the appointment of a custodian, receiver, liquidator or trustee for Mortgagor or any Guarantor or for any of the property of Mortgagor or such Guarantor, or any action by Mortgagor or any Guarantor to effect any of the foregoing; or if Mortgagor or any Guarantor becomes insolvent (however defined);

7.7. The dissolution, liquidation, merger, consolidation or reorganization of Mortgagor, or the institution of any proceeding to effect any of the foregoing without the prior consent of Mortgagee;

7.8. A default under any other obligation by Mortgagor or any Guarantor in favor of Mortgagee, including obligations arising under swap agreements (as defined in 11 U.S.C. §101), or under any document securing or evidencing such obligation, whether or not such obligation is secured by the Property;

7.9. The filing, entry or issuance of any judgment, execution, garnishment, attachment, distraint or judgment lien against Mortgagor or any Guarantor or their property, subject to the provisions of Section 2.7 hereof, if applicable, and the same is not discharged within ninety (90) days thereafter; or

7.10. A default under any other obligation secured by the Property or any part thereof and the continuance of such default for a period of thirty (30) days after written notice thereof shall have been given to Mortgagor.

8. REMEDIES. If an Event of Default shall have occurred and shall continue beyond any applicable notice and cure period, Mortgagee may take any of the following actions:

8.1. Acceleration. Mortgagee may declare the entire amount of the Liabilities immediately due and payable, without presentment, demand, notice of any kind, protest or notice of protest, all of which are expressly waived, notwithstanding anything to the contrary contained in any of the Loan Documents. Mortgagee may charge and collect interest from the date of default on the unpaid balance of the Liabilities, at the Default Rate set forth in the Note. In addition, any and all accelerations of any portion of the remaining principal balance of the Liabilities (including, without limitation, foreclosure by Mortgagee under this Mortgage) shall be subject to the Prepayment Consideration (as defined and described in the Note), if any.

8.2. Possession. Mortgagee may enter upon and take possession of the Property, with or without legal action, lease the Property, collect therefrom all rentals and, after deducting all reasonable and verifiable costs of collection and administration expense, apply the net rentals to any one or more of the following items in such manner and in such order of priority as Mortgagee, in Mortgagee’s sole discretion, may elect: the payment of any sums due under any prior lien, taxes, water, and sewer rents, charges and claims, insurance premiums and all other carrying charges, to the maintenance, repair or restoration of the Property, or on account of the Liabilities. Mortgagee is given full authority to do any act which Mortgagor could do in connection with the management and operation of the Property. This covenant is effective either with or without any action brought to foreclose this Mortgage and without applying for a receiver of such rents. In addition to the foregoing, upon the occurrence of an Event of Default, Mortgagor shall pay monthly in advance to Mortgagee or to any receiver appointed to collect said rents the fair and reasonable rental value for Mortgagor’s use and occupation of the Property, and upon default in any such payment Mortgagor shall vacate and surrender the possession of the Property to Mortgagee or to such receiver. If Mortgagor does not vacate and surrender the Property then Mortgagor may be evicted by summary proceedings.

8.3. Foreclosure. Mortgagee may institute any one or more actions of mortgage foreclosure against all or any part of the Property, or take such other action at law, equity or by contract for the enforcement of this Mortgage and realization on the security herein or elsewhere provided for, as the law may allow, and may proceed therein to final judgment and execution for the entire unpaid balance of the Liabilities. The unpaid balance of any judgment shall bear interest at the greater of (a) the statutory rate provided for judgments, or (b) the Default Rate. Without limiting the foregoing, Mortgagee may foreclose this Mortgage and exercise its rights as a secured party for all or any portion of the Liabilities which are then due and payable, subject to the continuing lien of this Mortgage for the balance not then due and payable. In case of any sale of the Property by judicial proceedings, the Property may be sold in one parcel or in such parcels, manner or order as Mortgagee in its sole discretion may elect. Mortgagor, for itself and anyone claiming by, through or under it, hereby agrees that Mortgagee shall in no manner, in law or in equity, be limited, except as herein provided, in the exercise of its rights in the Property or in any other security hereunder or otherwise appertaining to the Liabilities or any other obligation secured by this Mortgage, whether by any statute, rule or precedent which may otherwise require said security to be marshalled in any manner. The failure to make any tenant a defendant to a foreclosure proceeding shall not be asserted by Mortgagor as a defense in any proceeding instituted by Mortgagee to collect the Liabilities or any deficiency remaining unpaid after the foreclosure sale of the Property.

8.4. Appointment of Receiver. Mortgagee may petition a court of competent jurisdiction to appoint a receiver of the Property. Such appointment may be made either before or after sale, without notice, without regard to the solvency or insolvency of Mortgagor at the time of application for such receiver, without regard to the then value of the Property or whether the Property shall be then occupied as a homestead or not, and without regard to whether Mortgagor has committed waste or allowed deterioration of the Property, and Mortgagee or any agent of Mortgagee may be appointed as such receiver. Mortgagor hereby agrees that Mortgagee has a special interest in the Property and absent the appointment of such receiver the Property shall suffer waste and deterioration and Mortgagor further agrees that it shall not contest the appointment of a receiver and hereby so stipulates to such appointment pursuant to this paragraph. Such receiver shall have the power to perform all of the acts permitted Mortgagee pursuant to Section 8.2 above and such other powers which may be necessary or customary in such cases for the protection, possession, control, management, and operation of the Property during such period.

8.5. Rights as a Secured Party. Mortgagee shall have, in addition to other rights and remedies available at law or in equity, the rights and remedies of a secured party under the Code. Mortgagee may elect to foreclose such of the Property as then comprises fixtures pursuant either to the law applicable to foreclosure of an interest in real estate or to that applicable to personal property under the Code. To the extent permitted by law, Mortgagor waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect.

8.6. Excess Monies. Mortgagee may apply on account of the Liabilities any unexpended monies still retained by Mortgagee that were paid by Mortgagor to Mortgagee: (a) for the payment of, or as security for the payment of taxes, assessments or other governmental charges, insurance premiums, or any other charges; or (b) to secure the performance of some act by Mortgagor.

8.7. Other Remedies. Mortgagee shall have the right, from time to time, to bring an appropriate action to recover any sums required to be paid by Mortgagor under the terms of this Mortgage, as they become due without regard to whether or not any other Liabilities shall be due and without prejudice to the right of Mortgagee thereafter to bring an action of mortgage foreclosure, or any other action, for any default by Mortgagor existing at the time the earlier action was commenced. In addition, Mortgagee shall have the right to set-off all or any part of any amount due by Mortgagor to Mortgagee under any of the Liabilities, against any indebtedness, liabilities or obligations owing by Mortgagee in any capacity to Mortgagor, including any obligation to disburse to Mortgagor any funds or other property on deposit with or otherwise in the possession, control or custody of Mortgagee.

9. VENUE OR JURISDICTION. Any litigation concerning or arising out of this Mortgage or Loan shall be filed in the County of Alachua, State of Florida and for all purposes, jurisdiction and venue in any such action between the parties shall be in the aforesaid county and state.

10. MISCELLANEOUS.

10.1. Notices. All notices and communications under this Mortgage shall be in writing and shall be given by either (a) hand-delivery, (b) first class mail (postage prepaid), or (c) reliable overnight commercial courier (charges prepaid), to the addresses listed above in this Mortgage. Notice shall be deemed to have been given and received: (a) if by hand delivery, upon delivery; (b) if by mail, three (3) calendar days after the date first deposited in the United States mail; and (c) if by overnight courier, on the date scheduled for delivery. A party may change its address by giving written notice to the other party as specified herein.

10.2. Remedies Cumulative. The rights and remedies of Mortgagee as provided in this Mortgage or in any other Loan Document shall be cumulative and concurrent, may be pursued separately, successively or together, may be exercised as often as occasion therefore shall arise, and shall be in addition to any other rights or remedies conferred upon Mortgagee at law or in equity. The failure, at any one or more times, of Mortgagee to assert the right to declare the Liabilities due, grant any extension of time for payment of the Liabilities, take other or additional security for the payment thereof, release any security, change any of the terms of the Loan Documents, or waive or fail to exercise any right or remedy under any Loan Document shall not in any way affect this Mortgage or the rights of Mortgagee.

10.3. No Implied Waiver. Mortgagee shall not be deemed to have modified or waived any of its rights or remedies hereunder unless such modification or waiver is in writing and signed by Mortgagee, and then only to the extent specifically set forth therein. A waiver in one event shall not be construed as continuing or as a waiver of or bar to such right or remedy on a subsequent event.

10.4. Partial Invalidity. The invalidity or unenforceability of any one or more provisions of this Mortgage shall not render any other provision invalid or unenforceable. In lieu of any invalid or unenforceable provision, there shall be added automatically a valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

10.5. Binding Effect. The covenants, conditions, waivers, releases, and agreements contained in this Mortgage shall bind, and the benefits thereof shall inure to, the parties hereto and their respective heirs, executors, administrators, successors, and assigns and are intended and shall be held to be real covenants running with the land; provided, however, that this Mortgage cannot be assigned by Mortgagor without the prior written consent of Mortgagee, and any such assignment or attempted assignment by Mortgagor shall be void and of no effect with respect to Mortgagee. Notwithstanding the foregoing, Mortgagor may assign this Mortgage without the prior written consent of Mortgagee if the proposed assignee or transferee is a parent, affiliate, or subsidiary of Mortgagor.

10.6. Modifications. This Mortgage may not be supplemented, extended, modified or terminated except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

10.7. Commercial Loan. Mortgagor represents and warrants that the loans or other financial accommodations included as Liabilities secured by this Mortgage were obtained solely for the purpose of carrying on or acquiring a business or commercial investment and not for residential, consumer or household purposes.

10.8. Governing Law. This Mortgage shall be governed by and construed in accordance with the substantive laws of the State of Florida without reference to conflict of laws principles.

10.9. Joint and Several Liability. If Mortgagor consists of more than one person or entity, the word “Mortgagor” shall mean each of them and their liability shall be joint and several.

10.10. Non-Merger. In the event Mortgagee shall acquire title to the Property by conveyance from Mortgagor or as a result of foreclosure, this Mortgage shall not merge in the fee estate of the Property but shall remain and continue as an existing and enforceable lien for the Liabilities secured hereby until the same shall be released of record by Mortgagee in writing.

10.11 Cross Default Provision. A portion of the real property described on attached Exhibit “A” is security for other promissory notes from Mortgagor to Mortgagee as evidenced by the following mortgages all recorded in the Official Records of Alachua County, Florida, to wit:

a.	Mortgage recorded in Book 2140 Page 1860

b.	Mortgage recorded in Book 2141 Page 1994

A default by Mortgagor under the above referenced mortgages or the promissory notes secured by these mortgages shall be a default under the terms of this Mortgage and the Note.

Signed, sealed and delivered	EXACTECH, INC., a Florida corporation
in the presence of:
	By:	/s/ Joel C. Phillips
Joel C. Phillips, Chief Financial Officer
/s/ Robert Dilts

Printed Name of Witness

Printed Name of Witness

STATE OF FLORIDA
COUNTY OF ALACHUA

The foregoing instrument was acknowledged before me this 18th day of October, 2005, by Joel C. Phillips as the Chief Financial Officer of Exactech, Inc., a Florida corporation who executed the same on behalf of said corporation. Such person is personally known to me or produced              as identification.

_____________________________________
Print Name:____________________________
Notary Public, State of Florida
(SEAL)	My Commission Expires:
Serial Number, if any:_____________________